Peter Altabef
President, Perot Systems
Total Compensation Statement
Overview of Proposed Dell Inc. Compensation Package

Effective Date of New Package	February 1, 2010

Compensation:	Proposed
Base Salary	$675,000

Annual Target Bonus
Target Bonus %	100%
Target Bonus	$675,000
Target Cash Compensation	$1,350,000

Projected Annual LTI Grant (Beginning March 2011)(1)
Projected LTI Grant Vehicle	50% Performance Based RSUs & 50% Stock Options
Projected Target Grant (% of Salary)	500%
Projected Target Grant Value	$3,375,000
Projected Vesting — Performance-Based RSUs	3 yrs - 100% after year 3
Projected Vesting — Stock Options	3 yrs @ 33% per year

(1) Represents current Executive Officer level targets — award sizes and type of LTI vehicle delivered are subject to change each year

Initial “Conversion” Restricted Stock Unit Awards

Unvested Perot Systems LTI Value Eligible for Conversion to Dell RSUs(2)	$15,102,950
New Dell Conversion RSU Award Value (assumes 100% conversion)	$30,205,900
Estimated # of Dell RSUs (assuming $16.00 Dell Stock price)(3)	1,887,869
Grant Date (Vesting 3 years @ 33% per year)	Date of Close

(2) Unvested Perot Systems LTI Value assumes November deal close, December close would result in smaller unvested amount

(3) RSU value will be converted into a # of Dell RSUs based on closing price of Dell stock on the date of grant

Special Retention Restricted Stock Unit Awards

Special Retention Award RSU Value (10X base salary)	$6,750,000
Estimated # of Dell Special Retention RSUs (assuming $16.00 stock price)(4)	421,875
Grant Date (Vesting 4 years @ 25% per year)	Date of Close

(4)	RSU value will be converted into a # of Dell RSUs based on closing price of Dell stock on the date of grant
As an executive, you are entitled to an additional suite of benefits including:
Voluntary Nonqualified Executive Compensation Plan (effective for election cycle during 2010 for 2011 pay)
Annual tax preparation and financial planning allowance of $12,500
Annual visit for executive and spouse to Dallas Cooper Clinic or Austin Heart Hospital for wellness exam
Group preferred rates for Supplemental Executive Long-Term Disability Insurance